Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces the Departure of Steven Gibree

WOONSOCKET, RI, November 23, 2010 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR) today announced that Steven Gibree ceased serving as Executive Vice President of Product Development effective November 18, 2010.

A search for Mr. Gibree’s successor has been initiated. Jason Macari, the Company’s Chairman and Chief Executive Officer, will function as the principal product development officer until a replacement has been appointed.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant stated: “Steve has played an important role in the early success of the Company and we thank him for his many contributions and wish him well in his future endeavors. Over the past few years we have assembled a strong product development platform consisting of a number of senior personnel who are currently overseeing product teams for each of our major businesses. Looking ahead, I have a tremendous amount of confidence in this organization’s ability to further build on what we have accomplished and help strengthen Summer Infant’s position as a leader in the juvenile industry.”

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

Or

Brendon Frey

ICR

(203) 682-8200